                                                                    EXHIBIT 10.2
                                    AGREEMENT
                                    ---------

         THIS AGREEMENT is made and entered into this 2 day of April, 1998, by and between the BANK OF SOUTHERN OREGON, an Oregon Banking corporation, hereinafter referred to as "Bank" and JOHN ANHORN, hereinafter referred to as "JA".

                                R E C I T A L S:
                                ----------------

         1. Bank is an Oregon banking corporation authorized to do business in the State of Oregon. Bank is in the process of forming a Bank Holding Company, hereinafter referred to as "BHC", which is expected to acquire all of the stock of the Bank in a stock exchange transaction during 1998.

         2. JA has the necessary expertise and experience to run a bank holding company and is willing to serve as President and Chief Executive Officer of same.

         For the reasons recited above and in consideration of the following mutual promises and covenants, the parties hereby agree as follows:

                                   SECTION ONE
                                   EMPLOYMENT

         Bank hereby employs JA to act as the Chief Executive Officer of Bank and, upon its approval, the BHC. JA hereby accepts such employment upon the terms and conditions hereinafter set forth.

                                   SECTION TWO
                               TERMS OF EMPLOYMENT

         The term of employment shall begin as of May 1, 1998 and shall extend until terminated as provided for herein. This Agreement shall not be effective until May 1, 1998.

                                  SECTION THREE
                                  COMPENSATION

         For all the services to be rendered by JA to Bank, in any capacity, including those services provided as Chief Executive Officer or any other duties assigned to him by the directors of Bank, Bank agrees to pay JA a salary of $150,000.00 for the first year of this Agreement. This shall be referred to as the "basic salary". Such basic salary shall be paid to JA in bi-monthly installments of $6,250.00 on the 15th of each month and on the last day of each month. The first such bi-monthly installment of $6,250.00 shall be paid on May 15, 1998 and the same bi-monthly installments of $6,250.00 shall be paid thereafter during the term of this Agreement. The Board of Directors of Bank shall have the right to adjust the base salary of JA on an annual basic. However, JA's salary and other benefits, in the aggregate, will not be less than that initially set forth by the terms of this Agreement.

                                  SECTION FOUR
                                     DUTIES

         JA accepts employment with Bank on the terms and conditions set forth in this Agreement, and agrees to devote his full time employment to the performance of his duties under this Agreement. Such duties include those but are not limited to those set forth in the Statement of Responsibilities, a copy of which is attached hereto as Exhibit "A" and by this reference incorporated herein.

         JA shall perform such specific duties and shall exercise such specific authority as may be assigned to JA from time to time by the Board of Directors of Bank. In performing such duties JA shall be subject to the direction and control of the Board of Directors of Bank. JA further agrees that in all aspects of such employment JA shall comply with all applicable laws and regulations and with the policies, of Bank from time to time established and shall perform his duties faithfully, intelligently and honestly to the best of his ability and in the best interest of Bank. If requested to do so JA shall serve as a director of Bank without additional compensation.

                                  SECTION FIVE
                               ADDITIONAL BENEFITS

         In addition to the basic salary set forth above Bank agrees to provide JA with the following benefits:

         A. JA will receive fringe benefits offered to Bank employees. These include health insurance coverage, participation in incentive compensation and 401 plans, sick leave benefits and paid vacation benefits. The terms and conditions of such benefits shall be as established from time to time by the board of directors of Bank. Notwithstanding the foregoing, JA will be allowed not less than four weeks of paid vacation per year on the terms and conditions provided in Bank's vacation pay benefit plan.

         B. In accordance with its policies and procedures established from time to time by its board of directors, Bank will reimburse JA for reasonable business expenses, including travel expenses.

         C. Bank will purchase a vehicle for use by JA during the term of his employment. The vehicle shall have a maximum cost of $35,000.00. If possible and if to the benefit of both Bank and JA, Bank may elect to purchase JA's existing vehicle. Bank will pay all expenses associated with the maintenance, repair and operation of the vehicle, including insurance coverage. JA's year end W-2 will include the value of the personal use of the vehicle as required by IRS regulations.

         D. Bank will purchase a $250,000.00 term life insurance policy on JA to age 65. The beneficiary shall be as designated by JA. The type and term of policy to be at Bank's discretion.

         E. Subject to JA's ability to qualify, Bank will purchase a disability insurance policy for JA providing income protection equivalent to 50% of JA's base salary, initially $6,250.00 per month. This shall be payable up to age sixty-five (65). Disability payments shall commence 90 days from the date of disability.

         F. Bank will pay for JA's monthly dues at the Rogue Valley Country
Club.

                                   SECTION SIX
                                STOCK OPTION PLAN

         Upon the execution of this Agreement JA shall be granted an option to purchase 25,000 shares of the common stock of Bank. If Bank grants stock dividends, declares stock splits or other adjustments to its currently issued and outstanding stock, JA's option to purchase shall likewise increase to reflect the benefit of such action. This option to purchase the 25,000 shares shall vest as follows:

         A. 30% (7,500 shares) on the third anniversary of his employment.

         B. 20% (5,000 shares) at the end of each of the fourth, fifth and sixth years of employment.

         C. 10% (2,500 shares) after completion of the seventh year of employment.

         Notwithstanding the above, if there is a sale or change in control of Bank then the option to purchase the 25,000 shares shall vest as follows:

         A. 50% (12,500 shares) if a sale or change in control occurs before a completion of the first three (3) years of employment;

         B. 50% (12,500 shares) representing the remaining balance of option shares if a sale or change of control occurs after the first three (3) years of employment.

         The non-vested options will expire (i) upon termination of JA's employment by Bank for cause, (ii) ninety [90] days after termination of JA's employment by Bank without cause, (iii) upon termination of JA's employment by JA without cause, (iv) ninety [90] days after termination of JA's employment by JA with cause, or (v) one [1] year after JA's death or disability. JA shall have ninety [90] days after termination of his employment or vesting of his stock option, whichever last occurs, to exercise his option(s) to purchase. If the Bank terminates JA's employment without cause, or JA leaves with cause, for stock option vesting purposes only, JA shall be deemed to have continued through his next employment anniversary date.

         For the purposes of this Agreement, a sale or change of control of Bank shall constitute a sale or change in ownership of more than 40% of its voting stock to one entity other than the BHC.

         The stock option plan, and the terms and conditions thereof, are subject to approval by JA and the shareholders of Bank. Bank will use its reasonable best efforts to qualify such stock option plan and to establish an option price available to JA based upon the fair market value of the shares as required by generally accepted accounting principles, the Internal Revenue Code and regulations thereunder, for qualified stock options. It is anticipated that the shareholders of Bank will approve the stock option plan at a meeting of such shareholders in May, 1998 and that pursuant to the terms of the Bank Holding Company formation the plan will become the plan of the BHC. The terms and conditions of the grant of options to JA, in addition to those set forth above, are subject to approval by JA. JA shall either approve or reject the stock option plan and grant of option, by written notice to Bank, on or before June 1, 1998. In the event JA rejects the stock option plan or grant of option, or in the event this stock option plan is not approved by shareholders then either JA or Bank may terminate this Agreement and neither party shall have any liability to the other.

                                  SECTION SEVEN
                                   TERMINATION

         JA acknowledges that he is an "at will" employee and that he may be dismissed at any time, with or without cause, for any reason whatsoever. JA may terminate this Agreement, at any time, for any reason whatsoever, upon written notice to Bank. For the purposes of this Agreement, termination of JA's employment by Bank for cause shall include, but is not limited to, the following:

         A. JA fails or refuses to comply with the policies, standards, and regulations of Bank as established by the Board of Directors from time to time.

         B. JA commits an act of fraud, dishonesty, material misconduct, gross negligence, gross neglect of his duties, continued and repeated insobriety, or conviction of any crime constituting a felony;

         C. Conduct which is seriously prejudicial to Bank including, but not limited to neglect of duty or breach of this Agreement.

         D. JA suffers a permanent disability. For the purposes of this Agreement "permanent disability" shall be defined as JA's inability due to physical or mental illness, or other cause, to perform the majority of JA's usual duties for a period of 90 days. Permanent disability shall be determined by a licensed physician hired by Bank. JA hereby agrees in advance to an examination by a licensed physician selected by Bank if so required to determine whether or not JA suffers a permanent disability.

         E. In the event of the death of JA. In such event Bank shall pay to JA's estate the salary which would be otherwise payable to JA through the end of the month in the month in which JA's death occurs.

         F. A violation of the State of Oregon or Federal Banking Rules and Regulations of such a nature as to disqualify JA from his duties as set forth herein.

         In the event JA is terminated from employment by Bank for cause or in the event JA quits the employment of Bank without cause then JA will not be entitled to any severance pay or other benefits following the date of termination.

         For the purposes of this Agreement, termination by JA for cause shall include, but is not limited to, the following:

         A. JA suffering a permanent disability as defined above.

         B. JA is required by the Board of Directors of Bank to perform any illegal or fraudulent act.

         C. A breach by Bank of the provisions of this Agreement.

         In the event JA is terminated by Bank without cause or in the event JA quits with cause then JA shall be entitled to the following benefits:

         A. The payment of one year's basic salary, equal to the basic salary paid to JA during the 12-month period preceding the date of termination. Such payment shall be made in 12 equal monthly installments during the 12 months following the date of termination.

         B. In the event of a sale or change of control of the Bank, the guaranteed payment will be reduced by the amounts received by JA through employment compensation, non-competition payments and/or other benefits and payments made by the succeeding or acquiring entity. JA will be entitled to any additional compensation received by JA after credit to Bank for guaranteed payments.

         C. Payment of these benefits is contingent upon JA signing a complete release of liability to Bank for termination of his employment and all claims arising through the date of termination of his employment.

         Notwithstanding the above, if JA goes to work for or consults with another entity which is in competition with Bank then Bank will not be required to make any further payments hereunder.

                                  SECTION EIGHT
                                     NOTICES

         Written notice shall be deemed to have been received by the respective parties when mailed by both first class and certified mail, return receipt requested to the following addresses:

Bank                                     John Anhorn
1455 E. McAndrews Road                   387 Golf View Drive
Medford, Oregon 97504                    Medford, OR 97504

         These addresses will remain in effect until the respective party has notified the other in writing of a change of address.

                                  SECTION NINE
                                  RESTRICTIONS

         During the term of this Agreement, or in the event Bank terminates JA's employment for cause or JA terminates his employment without cause, and at Bank's sole option for a period up to one (1) year after such termination, JA agrees that the following restrictions and limitations shall apply to him:

         A. JA will not, on behalf of himself or on behalf of any other person, firm, corporation, limited liability company or any other entity, call on any of the customers of Bank in any county where Bank maintains an office or branch, or of any of its affiliates or subsidiaries for the purpose of soliciting services and/or providing to any of the customers any banking services or other products or services provided by Bank, nor will he, in any way, directly or indirectly, for himself or on behalf of any other person, firm, corporation, limited liability company or other entity, solicit, divert or take away any customer of Bank, its affiliates or subsidiaries. For the purposes of this Agreement the phrase "call on" includes, but is not limited to, contacting a customer in person, by telephone, by facsimile transmission, by letter, by electronic transmission or by any other means calculated to make contact with such customer of Bank.

         B. JA will not, on behalf of himself or on behalf of any other person, firm, corporation, limited liability company or any other entity, solicit or hire any of the employees of Bank or any of its affiliates or subsidiaries.

         C. If Bank elects to apply the restrictions of this Article to JA for a period up to one (1) year after termination of JA's employment, during such period, Bank shall timely and regularly pay JA the monthly basic salary received by JA at the date of such termination and shall continue JA's health insurance during such period, providing the same coverage provided to Bank's employees.

                                   SECTION TEN
                            CONFIDENTIAL INFORMATION

         Both during and after termination of employment, JA agrees, that in addition to any other limitation contained in this Agreement, regardless of the circumstances of the termination of employment, he will not communicate to any person, firm, corporation, limited liability company or other entity, any other information relating to customer lists, prices, secrets, advertising, loans, accounts, nor any confidential knowledge, information or secrets that JA may from time to time acquire with respect to the business of Bank, or any of its affiliates or subsidiaries. JA agrees upon termination of his employment that he will not retain originals or copies of any of the business records, information or documents of Bank, in any form whatsoever, including but not limited to information on computer disks and hard drives.

         Notwithstanding the above, disclosure is authorized only when done in the course and scope of JA's employment or as required by law.

                                 SECTION ELEVEN
                                INJUNCTIVE RELIEF

         JA hereby acknowledges that the services to be rendered under this Agreement are of unique, special and extraordinary character that would be difficult or impossible for Bank to replace, and by reason of such difficulty, JA hereby agrees that for violation of any of the provisions of this Agreement, Bank shall, in addition to any of the rights or remedies available under this Agreement, at law or otherwise, be entitled to an injunction to be issued by a court of competent jurisdiction enjoining and restraining JA from committing any violation of this Agreement and JA hereby consents to the issuance of such injunction.

                                 SECTION TWELVE
                             COMMUNICATIONS TO BANK

         A. From the time this Agreement commences until the termination of this Agreement, JA shall communicate and channel to Bank all knowledge, business, and customer contacts and any other matters of information that could concern or be in any way beneficial to the business of Bank, whether acquired by JA before or during the term of this Agreement; provided, however, that nothing under this Agreement shall be construed as requiring such communications where the information is lawfully protected from disclosure as a trade secret of a third party.

         B. Any such information communicated to Bank as stated above shall be and remain the property of Bank, in spite of the subsequent termination of this Agreement.

                                SECTION THIRTEEN
                                 BINDING EFFECT

         This Agreement shall be binding upon the parties hereto, their heirs, assigns, personal representatives and successors in interest. This Agreement may be assigned to and assumed by the BHC upon its approval. Upon formation of BHC this Agreement shall be deemed to have been assigned and assumed by BHC. JA shall then be deemed to be an employee of BHC and not of Bank.

                                SECTION FOURTEEN
                                  GOVERNING LAW

         The parties agree that this Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Oregon. The parties agree that exclusive venue and jurisdiction shall lie in Jackson County, Oregon.

                                 SECTION FIFTEEN
                                  CREATIVE WORK

         JA agrees that all creative work and work product including, but not limited to, all technology, business management tools, processes, software, patents, trademarks, copyrights developed by JA during the term of this Agreement, irrespective of when or where such work or work product was produced, constitutes work made for hire, all rights of which are owned by Bank. In any event, I assign to Bank all rights, title and interest, whether by way of copyrights, trade secret, trademark, patent or otherwise, in all such work and/or work product, whether or not the same is subject to protection by patent, trademark, or copyright laws.

                                 SECTION SIXTEEN
                                ENTIRE AGREEMENT

         This Agreement, the stock option plan, the policies and procedures including personnel policies adopted by Bank's board of directors, shall constitute the entire agreement between the parties and any prior understanding or representation of any kind preceding the date of this Agreement shall not be binding upon either party except to the extent incorporated in this Agreement. Notwithstanding the above, the board of directors of Bank shall have the right to unilaterally modify, amend and/or revise its policies and procedures including its personnel policies.

                                SECTION SEVENTEEN
                            MODIFICATION OF AGREEMENT

         Any modification of this Agreement or additional obligation assumed by either party in connection with this Agreement shall be binding only if evidenced in writing signed by each party or any authorized representative of each party.

                                SECTION EIGHTEEN
                                    NO WAIVER

         The failure of either party to this Agreement to insist upon the performance of any of the terms and conditions of this Agreement, or the waiver of any breach of any of the terms and conditions of this Agreement, shall not be construed as thereafter waiving any such terms and conditions, but the same shall continue and remain in full force and effect as if no such forbearance or waiver had occurred.

                                SECTION NINETEEN
                                  ATTORNEY FEES

         In the event a suit or action is filed concerning this Agreement then the prevailing party shall be awarded their reasonable attorney fees as set by the trial court, or if on appeal, by the appellate court.

                                 SECTION TWENTY
                                TIME OF EXECUTION

         JA acknowledges that this Agreement has been executed prior to the time that JA actually commenced working as Chief Executive Officer of Bank.

                               SECTION TWENTY-ONE
                                 REPRESENTATIONS

         After April 30, 1998, JA represents and warrants to Bank that there are no employment contracts or other contractual obligations to which JA is subject which prevents JA from entering into this Agreement or from fully performing JA's duties under this Agreement.

         IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.
         BANK OF SOUTHERN OREGON


                                            By
                                              --------------------------
                                            Its:
                                                ------------------------


                                            ----------------------------
                                            John Anhorn

                          STATEMENT OF RESPONSIBILITIES
                        Chief Executive Officer/President

The CEO/President of BANK OF SOUTHERN OREGON ("Bank") shall be responsible for:

STRATEGIC LEADERSHIP

Developing and implementing a long-term plan which leverages the assets of the companys various holdings in combination for the greatest possible return, while minimizing the potential of loss for the whole.

Exercising leadership in decisions and activities relating to acquisitions, mergers, divestments or joint ventures.

Understanding, seeking out and exploiting market opportunities to create a cumulative value that is greater than the sum of the individual parts.

Establishing clear performance objectives and standards for each holding, enuring that the president/CEO of each holding has necessary resources, then monitoring performance and acting appropriately.

Understanding when a given holding has reached the maximum level/capacity of growth.

Determining whether to add responsibility/market to an existing holding or to create a new holding to respond to new opportunities.

MANAGEMENT LEADERSHIP

Understanding the strengths, priorities and weaknesses of each holding to produce a synergistic whole.

Managing the presidents/CEOs of each of the holding, working with them to develop plans and strategies, knowing when to step in and when to step back.

Exercising leadership in recruiting and hiring senior managers for new enterprises.

Providing appropriate leadership and vision and communicating that to employees throughout the organization. Ensuring that human resources philosophies, systems and support are consistent throughout the company.

Establishing policies and mechanisms to ensure that channels of critical dialogue are open and effective throughout the company.

FINANCIAL

Monitoring the flow of capital within the company.

Working with presidents/CEOs to ensure financial soundness and success of each holding and the company itself.

OTHER

Representing the company to the larger community.

The CEO/President shall report to the board of directors of the company.